Exhibit 99.0


                         [Gary Player Direct Letterhead]

GRAFIX CORPORATION AND GOLF ONE INDUSTRIES COMPLETE MERGER

Nasdaq OTC Bulletin Board-GPLY

Santa Maria, CA,-April 15, 1999 - Grafix Corporation d/b/a Carrera Golf and Golf One Industries, Inc. have completed a merger, it was announced today by Alfonso
J. Cervantes, president of the combined Company. Concurrent with the closing of the merger, Grafix changed its name to Gary Player Direct, Inc., and changed its Nasdaq Bulletin Board trading symbol from CRRA to GPLY.

Gary Player Direct is an Internet-driven golf company engaged in the marketing of premium men's and women's golf equipment, apparel and accessories on a direct marketed basis through the Internet, direct response television, telesales and direct mail under the Gary Player brand name. The company's Internet site, www.garyplayerdirect.com, is being constructed to serve as a multi-dimensional marketing platform to support the company's multiple direct marketing channels designed to generate revenues and earnings as well as create consumer awareness for the Gary Player brand name by capitalizing on the direct-to-consumer revolution. The company's strategic plan is to focus on its competitive advantage of bypassing traditional golf industry retail barriers by utilizing is lower cost direct marketing techniques selling high quality golf products at lower price points than competitors.

"We are extraordinarily pleased with recent events which have created a publicly-held Gary Player Direct, Inc." said Cervantes, adding, "we are now positioned to create an international direct marketing powerhouse through the sale of premium Gary Player golf product sold directly to the golf consumers at attractive prices utilizing the Internet to increase sales, provide better customer service, lower corporate expense, increase margins and develop leads."

Kent Krausman, a director of the company, its Senior Vice President and former president of Carrera, noted, "We believe Gary Player Direct represents the next generation of golf companies utilizing cutting edge marketing and technology to bring great product at great prices to the market." In addition to Krausman and Cervantes, Los Angeles businessman Robert J. Friedland has also joined the Company's Board of Directors. Gary Player Direct, Inc. anticipates naming other directors shortly. Senior management of the Company includes Cervantes, Krausman, Joseph A. DePanfilis (Executive Vice President and COO) and Richard S. Schonfeld (Chief Financial Officer).

Gary Player Direct employs approximately 200 people and is located in Santa Maria, California. Its corporate offices house its Internet operations, Customer Service, Order Administration, Production, Shipping and Fulfillment, Finance and an outbound call center. The company also operates two additional call centers in Ventura, California and San Luis Obispo, California.

Prior to the merger both Golf One and Carrera restructured their debt with an aggregate of approximately $7 million converted or forgiven pursuant the restructuring. Grafix effected a 1:20 reverse stock split effective April 9, 1999, resulting in approximately 5 million shares currently issued and outstanding. The company anticipates approximately $18 million in revenues for the trailing fiscal year with losses including certain non-recurring charges pursuant to the company's restructuring. The Company is conducting a private placement to fund operating deficits and expansion of operations.



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Contact:

Marci Perez
Gary Player Direct: (805)346-1600 ext.303
fax: (805) 739-8970

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Gary Player Direct, Inc. to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors contained in the Company's Annual Reports and other filings with the Securities and Exchange Commission. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. Gary Player Direct, Inc. will remain dependent upon future financing for its growth and development, and for it to successfully implement its business plan. No statement contained herein should be construed as indicating that such financing is or will be available, and if available will be on terms favorable to the Company. This press release speaks as of the date first set forth above and Gary Player Direct, Inc. assumes no responsibility to update the information included herein for events occurring after the date hereof.












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